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                      January 18, 2022

       Larry J. Helling
       Chief Executive Officer
       QCR Holdings, Inc.
       3551 7th Street
       Moline, IL 61265

                                                        Re: QCR Holdings, Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2020
                                                            Filed March 12,
2021
                                                            Form 10-Q for the
quarterly period ended September 30, 2021
                                                            Filed November 5,
2021
                                                            File No. 000-22208

       Dear Mr. Helling:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Finance